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[Letterhead of Penn Mutual]


April 16, 2001

Board of Trustees
The Penn Mutual Life Insurance Company
Philadelphia, PA 19172

Re: FLEXIBLE PREMIUM ADJUSTABLE VARIABLE LIFE INSURANCE POLICY SEC REGISTRATION STATEMENT - SEC FILE NO. 33-87276
         --------------------------------------------------

Ladies and Gentlemen:

         In my opinion the Variable Estatemax II flexible premium adjustable life insurance policies, registered with the U.S. Securities and Exchange Commission under the above referenced registration statement, will, when issued, be legally issued and represent legal obligations of the Company.

         I hereby consent to the inclusion of this opinion in the above referenced registration statement as an exhibit.

Sincerely,

/s/ Franklin Best, Jr.

Franklin L. Best, Jr.
Managing Corporate Counsel